EXHIBIT 23.4

RAY & ASSOCIATES

5100 WESTHEIMER SUITE 115

HOUSTON TX 77056

PHONE: 713-627-7111

FAX: 713-627-7110

August 19, 2016

Mr. Sohail Quraeshi

Escue Energy, Inc.

Dallas, Texas

Dear Sir:

I hereby authorize you and your company to cite my opinion as set forth under the caption "Legal Proceedings" in your S-1 Registration Statement, as amended. For any questions please contact me.

Very truly yours,

/s/ Arne M. Ray

Arne M. Ray

AMR/sll